UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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PriceSmart, Inc.

(Name of Registrant as Specified In Its Charter)

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2017 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders will be held at

PRICESMART, INC.

9740 Scranton Road

San Diego, California 92121

PRICESMART, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

TO THE STOCKHOLDERS OF PRICESMART, INC.:

Notice is hereby given that the Annual Meeting of the Stockholders of PriceSmart, Inc. (the “Company”), will be held at 10:00 a.m. on Wednesday, January 24, 2018 at the Company’s corporate headquarters, 9740 Scranton Road, San Diego, California, 92121 for the following purposes:

1.	To elect directors for the ensuing year, to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. The Board of Directors of the Company has nominated and recommends for election as directors the following eleven persons:

Sherry S. Bahrambeygui	Leon C. Janks	Pierre Mignault
Gonzalo Barrutieta	Jose Luis Laparte	Robert E. Price
Gordon H. Hanson	Mitchell G. Lynn	Edgar Zurcher
Beatriz V. Infante	Gary Malino

2.	To approve, on an advisory basis, the compensation of the Company’s executive officers for fiscal year 2017;

3.	To approve, on an advisory basis, the frequency of holding an advisory vote on executive compensation;

4.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2018; and

5.	To transact such other business as may be properly brought before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on December 1, 2017 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. A list of such stockholders shall be open to the examination of any stockholder at the Annual Meeting and for a period of ten days prior to the date of the Annual Meeting at the Company’s corporate headquarters, 9740 Scranton Road, San Diego, California 92121.

Accompanying this Notice is a Proxy. WHETHER OR NOT YOU EXPECT TO BE AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY, OR YOU MAY VOTE YOUR SHARES BY TELEPHONE OR OVER THE INTERNET, AS DESCRIBED IN THE ENCLOSED PROXY. If you plan to attend the Annual Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

All stockholders are cordially invited to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Francisco J. Velasco

Secretary

San Diego, California

December 14, 2017

PRICESMART, INC.

9740 Scranton Road

San Diego, California 92121

PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS

January 24, 2018

The Board of Directors of PriceSmart, Inc., a Delaware corporation (the “Company”), is soliciting the enclosed Proxy for use at the Annual Meeting of Stockholders of the Company to be held on January 24, 2018 (the “Annual Meeting”), and at any adjournments thereof. This Proxy Statement will be first sent to stockholders on or about December 14, 2017. You can submit your Proxy by mail or you may provide voting instructions for your shares by telephone or via the Internet. Instructions for voting by telephone, by using the Internet or by mail are described on the enclosed Proxy. If you plan to attend the Annual Meeting and wish to vote your shares personally, you may do so. Unless contrary instructions are indicated on the Proxy, all shares represented by valid Proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted for the election of the Board of Directors’ nominees for directors, or for a substitute or substitutes selected by the Board of Directors in the event a nominee or nominees are unable to serve or decline to do so; for the approval, on an advisory basis, of the compensation of the Company’s executive officers for fiscal year 2017; for the approval, on an advisory basis, of holding an advisory vote on executive compensation every year; and for the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2018. As to any other business which may properly come before the Annual Meeting and be submitted to a vote of the stockholders, Proxies received by the Board of Directors will be voted in accordance with the best judgment of the holders thereof.

A Proxy may be revoked by written notice to the Secretary of the Company at any time prior to the Annual Meeting by executing a later Proxy or by attending the Annual Meeting and voting in person.

The Company will bear the cost of solicitation of Proxies. In addition to the use of mails, Proxies may be solicited by personal interview, telephone, facsimile or e-mail, by officers, directors and other employees of the Company. The Company also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send, or cause to be sent, Proxy material to, and obtain Proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

The Company’s mailing address is 9740 Scranton Road, San Diego, California 92121.

Voting

Stockholders of record at the close of business on December 1, 2017 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

As of December 1, 2017, 30,403,610 shares of the Company’s common stock, $.0001 par value per share (“Common Stock”), were outstanding, representing the only voting securities of the Company. Each share of Common Stock is entitled to one vote.

Votes cast by Proxy or in person at the Annual Meeting will be counted by the person appointed by the Company to act as Inspector of Election for the Annual Meeting. The Inspector of Election will treat shares represented by Proxies that reflect abstentions or include “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Because directors are elected by a plurality of the votes of the shares present in person or represented by Proxy at the Annual Meeting and entitled to vote on the election of directors, abstentions and “broker non-votes” do not constitute a vote “for” or “against” any nominee for the Board of Directors and thus will be disregarded in the calculation of “votes cast” for purposes of electing nominees to the Board of Directors. Abstentions will have the same effect as votes against this proposal and broker non-votes will have no effect on the outcome.

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2017 Proxy Statement	1

The non-binding advisory vote on executive compensation and the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2018 require the affirmative vote of a majority of the aggregate votes present, in person or by proxy, and entitled to vote at the Annual Meeting. Abstentions will have the same effect as votes against this proposal and broker non-votes will have no effect on the outcome.

With regard to the non-binding advisory vote on the frequency with which the compensation of our executive officers will be subject to an advisory stockholder vote, the frequency (every one, two or three years) receiving the largest number of votes, even if not a majority, will be considered the preference of our stockholders. The Board of Directors recommends that stockholders vote for a frequency of every one year for the advisory vote regarding the compensation of our executive officers. However, because this vote is advisory and not binding on us in any way, we may decide that it is in our and our stockholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the preference expressed by our stockholders. Abstentions and broker non-votes will have no effect on the outcome.

2	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2017 Proxy Statement

Proposal 1   Election of Directors

Based on the recommendation of the Nominating/Corporate Governance Committee, the Board of Directors of the Company has nominated and recommends for election as directors the eleven persons named herein to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. All of the nominees are presently directors of the Company other than Beatriz V. Infante, and following the Annual Meeting there will be no vacancies on the Board of Directors. Each of the nominees has consented to serving as a nominee and being named as a nominee in this Proxy Statement and to serving as a director if elected. Directors are elected by a plurality of the votes of the shares present in person or represented by Proxy at the Annual Meeting and entitled to vote on the election of directors. The enclosed Proxy will be voted in favor of the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the Proxy will be exercised by the proxy holders to vote the shares represented by the Proxies for one or more substitute nominees selected by the present Board of Directors. The Board of Directors does not believe at this time that any substitute nominee or nominees will be required.

Nominations Process

Identification and Evaluation of Nominees for Directors

The Nominating/Corporate Governance Committee identifies nominees for director by first evaluating the current members of our Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for board service, as set forth in the section below entitled “Director Qualifications,” and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board of Directors with that of obtaining a new perspective.

If any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Nominating/Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria set forth below in “Director Qualifications.” The Nominating/Corporate Governance Committee generally consults with other members of the Board of Directors and may seek input from management, independent counsel, industry experts or advisors that the Nominating/Corporate Governance Committee believes to be desirable and appropriate. The Nominating/Corporate Governance Committee reviews the qualifications, experience and background of any candidates who are identified. Final candidates are interviewed by the members of the Nominating/Corporate Governance Committee. In making its determinations, the Nominating/Corporate Governance Committee evaluates each individual in the context of the Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of the Company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating/Corporate Governance Committee makes its recommendation to the Board of Directors.

Pursuant to the Nominating/Corporate Governance Committee Charter, stockholders of the Company who have held shares of the Company’s Common Stock for at least one year and who hold a minimum of 1% of the Company’s outstanding shares of Common Stock may suggest a candidate for director by writing to the Secretary of the Company. In order to be considered, the recommendation for a candidate must include the following written information: (1) a detailed resume of the recommended candidate; (2) an explanation of the reasons why the stockholder believes the recommended candidate is qualified for service on the Board of Directors; (3) such other information that would be required by the rules of the SEC to be included in a proxy statement; (4) the written consent of the recommended candidate; (5) a description of any arrangements or undertakings between the stockholder and the recommended candidate regarding the nomination; and (6) proof of the recommending stockholder’s stock holdings in the Company. In addition, we may require any candidate to furnish such other information as may reasonably be required by the Company to determine the eligibility of such candidate to serve as an independent director in accordance with the Company’s corporate governance guidelines or that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such candidate. In order to give the Nominating/Corporate Governance Committee sufficient time to evaluate a recommended candidate and/or include the candidate in the Company’s proxy statement for the annual meeting to be held in 2019, the recommendation should be received by the Secretary of the

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Proposal 1   Election of Directors (continued)

Company at the Company’s principal executive offices no later than August 16, 2018. In the event that the Company receives director candidate recommendations from stockholders, those recommendations are evaluated in the same manner that potential nominees suggested by Board members, management or other parties are evaluated. The Company does not intend to treat stockholder recommendations in any manner different from other recommendations.

Director Qualifications

In evaluating director nominees, the Nominating/Corporate Governance Committee considers, among other things, the following factors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment;

•	experience in the Company’s industry and with relevant social policy concerns;

•	experience as a board member of another publicly held company;

•	academic or professional expertise in one or more aspects of the Company’s current or planned operations; and

•	practical and mature business judgment, including ability to make independent analytical inquiries.

While the Company does not have a specific policy regarding board diversity, in connection with its evaluation of director nominees, the Nominating/Corporate Governance Committee also considers diversity of expertise and experience in substantive matters pertaining to our business relative to other members of the Board of Directors. The Nominating/Corporate Governance Committee also considers diversity of background (including diversity of gender, race and ethnicity) and life experience. The Nominating/Corporate Governance Committee’s objective is to assemble a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating/Corporate Governance Committee may also consider such other facts as it may deem are in the best interests of the Company and its stockholders. The Nominating/Corporate Governance Committee also believes it is appropriate for at least one, and, preferably, several, members of the Board of Directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board of Directors be independent as required under the Nasdaq Stock Market listing standards applicable to the Company. The Nominating/Corporate Governance Committee also believes it is appropriate for the Company’s chief executive officer to serve as a member of the Board of Directors. Directors’ performance and qualification criteria are reviewed annually by the Nominating/Corporate Governance Committee.

A copy of the Nominating/Corporate Governance Committee Charter is available on the Company’s website at www.pricesmart.com.

Independent Directors

The Company’s Board of Directors has determined that the following nominees for director are “independent” under the Nasdaq Stock Market listing standards applicable to the Company: Sherry Bahrambeygui, Gonzalo Barrutieta, Gordon Hanson, Beatriz Infante, Leon Janks, Mitchell Lynn, Pierre Mignault, Gary Malino and Edgar Zurcher.

4	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2017 Proxy Statement

Proposal 1   Election of Directors (continued)

Information Regarding Nominees

The table below indicates the name, current position with the Company and age as of October 31, 2017 of each nominee for director.

Name	Position	Age
Robert E. Price	Chairman of the Board	75
Leon C. Janks	Vice Chair of the Board	68
Sherry S. Bahrambeygui	Director	53
Gonzalo Barrutieta	Director	51
Gordon H. Hanson	Director	53
Beatriz V. Infante	Director Nominee	63
Leon C. Janks	Director	68
Jose Luis Laparte	Director, Chief Executive Officer and President	51
Mitchell G. Lynn	Director	68
Gary Malino	Director	60
Pierre Mignault	Director	69
Edgar Zurcher	Director	66

Robert E. Price has been Chairman of the Board of Directors of the Company since its spin-off from Price Enterprises, Inc. in 1997. Mr. Price served as Chief Executive Officer and President of the Company at various times during the Company’s history, most recently as Chief Executive Officer from April 2006 until July 2010. Mr. Price was a founder of The Price Company, which operated the Price Club, and served as its Chief Executive Officer and a member of its board of directors from the time of The Price Company’s founding in 1976 until The Price Company’s merger with Costco Wholesale Corp. in 1993. Mr. Price was Chairman of the Board of Price/Costco, Inc. from October 1993 until December 1994 and Chairman of Price Enterprises from July 1994 until September 1997. Mr. Price currently serves as a Manager of The Price Group, LLC and as President of Price Philanthropies and Price Charities. Price Philanthropies is a private family foundation that supports charitable activities in the Company’s markets. Mr. Price’s 40 year experience in the warehouse club merchandising business as well as his extensive knowledge of the Company’s business, history and culture, support the Board of Directors’ conclusion that he should serve as a director of the Company.

Sherry S. Bahrambeygui has been a director of the Company since November 2011 and served as Vice Chair of the Board from October 2016 to October 2017. Ms. Bahrambeygui joined The Price Group, LLC in September 2006 and has served as a Manager since January 2007. Additionally, Ms. Bahrambeygui serves as Executive Vice President, Secretary and Vice Chairman of the Boards of Price Charities and Price Philanthropies Foundation, and is the Chief Executive Officer of PS Ivanhoe, LLC, a commercial real estate company. Ms. Bahrambeygui was a licensed stockbroker and a founding partner of the law firm of Hosey & Bahrambeygui, LLP. She has practiced law with an emphasis in employment, compensation, business and corporate matters since 1993 and had provided consultation and legal representation to the Company from time-to-time between 2001 and 2008. Ms. Bahrambeygui was admitted in August 2015 to the Bar of the Supreme Court of the United States. Ms. Bahrambeygui’s thorough understanding of the business and operations of the Company, as well as having effectively assisted the Company on certain legal and business matters, contribute to the Board of Directors’ conclusion that she should serve as a director of the Company.

Gonzalo Barrutieta has been a director of the Company since February 2008. Mr. Barrutieta was employed in several capacities with Grupo Gigante, S.A. de C. V. from 1994 to 2006, including as Director of Real Estate and New Business Development. Since 1994, he has served as a member of the board of directors of Grupo Gigante. From 2002 through 2005,

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Proposal 1   Election of Directors (continued)

Mr. Barrutieta was a director of PriceSmart Mexico (formerly a joint venture between the Company and Grupo Gigante) and served as Chief Executive Officer of PriceSmart Mexico from 2003 to 2005. Mr. Barrutieta has also been a director of Hoteles Presidente since 2004, of Office Depot Mexico since 2005, of Radio Shack Mexico from 2005 until 2012, and has served as President and director of Operadora IPC de Mexico since 2007. Mr. Barrutieta’s experience as an executive and director of international merchandising businesses, as well as his general knowledge and understanding of the markets in Latin America, contribute to the Board of Directors’ conclusion that he should serve as a director of the Company.

Gordon H. Hanson has been a director of the Company since April 2014. Mr. Hanson has been a tenured member of the economics faculty at the University of California, San Diego since 2001. At UC San Diego, Mr. Hanson directs the Center on Global Transformation. From 1998 to 2001, he was a tenured member of management faculty at the University of Michigan, and from 1992 to 1998, he was on the economics faculty of the University of Texas. From 2009 until 2014, he served as a director of the Washington Office on Latin America, a non-profit organization working to promote civic advancement in the region, chairing their development committee. Mr. Hanson’s extensive background in the analysis of the economies of Latin America, including over two decades of experience in consulting for international financial organizations, contribute to the Board of Directors’ conclusion that he should serve as director of the Company.

Beatriz V. Infante has been nominated to be elected as a director at the Company’s 2018 Annual Meeting of Stockholders. Since 2009, Ms. Infante has served as Chief Executive Officer of BusinessExcelleration LLC, a business consultancy specializing in corporate transformation and renewal, and since 2008 has been a limited partner in Tandem Capital, a Silicon Valley venture capital firm investing in mobile technology companies. From 2010 until its acquisition by Infor in 2011, Ms. Infante was the Chief Executive Officer and a director of ENXSUITE Corporation, a leading supplier of energy analytics software. Since May 2014, she has served on the board of directors and as a member of the audit committee of Liquidity Services Inc., an online marketplace for retail and capital assets, and has additionally served as chair of the compensation committee since November 2015. Since January 2010, she has served as director and member of the compensation committee of Sonus Networks, a market leader in cloud communications. Since 1994, she has served on the Advisory Committee to the Princeton University School of Engineering and Applied Science. Ms. Infante has also served as a director of a number of privately held companies, and currently serves on the board of directors or advisory boards of private companies in the cloud infrastructure, cybersecurity, intelligent automation and social media spaces. Additionally, Ms. Infante is a National Association of Corporate Directors Board Leadership Fellow, and in 2016 was named to the 2016 “NACD Directorship 100,” which honors the most influential boardroom leaders each year. Ms. Infante holds a bachelor of science and engineering degree in electrical engineering and computer science from Princeton University and holds a master of science degree in engineering science from California Institute of Technology. Ms. Infante’s executive leadership experience, including from her service as a chief executive officer of various companies, along with extensive operational expertise and experience in digital transformation, engineering, sales and marketing, contribute to the Board of Directors’ conclusion that she should serve as a director of the Company.

Leon C. Janks has been a director of the Company since July 1997 and Vice Chair of the Board since October 2017. He served as a director of Price Enterprises from March 1995 until July 1997. He has been a partner in the accounting firm of Green, Hasson & Janks LLP in Los Angeles, California since 1980 and serves as its Managing Partner Emeritus. Mr. Janks has extensive experience in domestic and international business, serving a wide variety of clients in diverse businesses. Mr. Janks is a certified public accountant. Mr. Janks’ experience, his significant accounting, financial and tax expertise which qualify him as an audit committee financial expert and his many years of service to the Company as a member of the Board of Directors contribute to the Board of Directors’ conclusion that he should serve as a director of the Company.

Jose Luis Laparte has been a director of the Company since February 2008, Chief Executive Officer of the Company since July 2010 and President of the Company since October 2004. Mr. Laparte initially served as a consultant for the Company from December 2003 to October 2004. Prior to joining the Company as a consultant, Mr. Laparte worked for more than 14 years at Wal-Mart Stores, Inc. in Mexico and the United States in progressively responsible positions. From October 2002 through

6	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2017 Proxy Statement

Proposal 1   Election of Directors (continued)

September 2003, he served as Vice President of Sam’s International, where he directed and managed the company’s operations, finance, sales, marketing, product development and merchandising. From May 2000 to October 2002, he served as Vice President, Wal-Mart de Mexico, responsible for sales and the expansion of the Sam’s Club format in Mexico. Mr. Laparte’s background and experience as an executive overseeing numerous operational aspects of the international merchandising business, including sales, product development, merchandising, marketing, finance and information technology, contribute to the Board of Directors’ conclusion that he should serve as a director of the Company.

Mitchell G. Lynn has been a director of the Company since November 2011. Mr. Lynn served in several senior executive positions and as the President and a director of The Price Company prior to its merger in 1993 with Costco, Inc., and from 1993 until 1994, he served as an executive officer, director and member of the Executive Committee of Price/Costco. Mr. Lynn also was a member of The Price Group, LLC from 2005 to 2008. Mr. Lynn is a founding and continuing director of Bodega Latina Corporation, dba El Super, a 61-store warehouse-style grocery retailer that targets the Hispanic market in the Western United States. Mr. Lynn is also the founder, limited partner and a general partner of CRI 2000, LP, dba Combined Resources International, which designs, develops and manufactures consumer products under various brand names for domestic and international wholesale distribution, primarily through warehouse clubs. Mr. Lynn also is a founder, limited partner and a general partner of ECR4Kids LP, which designs, manufactures and sells educational/classroom products to wholesale dealers. Mr. Lynn is a certified public accountant (inactive) and a licensed real estate broker in California. Mr. Lynn’s extensive prior experience in both the warehouse club business and general retailing and his significant knowledge relating to accounting and financial matters contribute to the Board of Directors’ conclusion that he should serve as a director of the Company.

Gary Malino has been a director of the Company since April 2016. Mr. Malino is a former senior executive of Realty Income Corporation, a real estate investment trust (REIT) listed on the New York Stock Exchange. Mr. Malino joined Realty Income Corporation in 1985 and was the Chief Financial Officer from 1994 until 2001 when he was promoted to President and Chief Operating Officer, the position he held until his retirement in 2014. Prior to joining Realty Income, Mr. Malino was a certified public accountant for a Los Angeles based accounting firm (1981-1985) and assistant controller with McMillin Development Company, a real estate development company (1979-1981). Mr. Malino’s extensive experience as a prior executive of a publicly traded company, his accounting background and his extensive experience with finance and real estate matters contributed to the Board of Directors’ conclusion that he should serve as a director of the Company.

Pierre Mignault has been a director of the Company since August 2015. Mr. Mignault has more than 45 years’ experience in the retail sector, starting his career in 1969 as a management trainee with The Bay Department Stores (Hudson’s Bay Company) and working through a series of executive positions, ultimately serving as General Manager for the eastern region from 1983 until 1985. From 1985 to 1993, he served as Chief Executive Officer of Price Club Canada. Mr. Mignault served as Chief Executive Officer of Provigo Inc., a Canadian public company and the second largest food retailer in Canada, from 1993 until it was acquired by Loblaw Companies Limited in November 1998, remaining with that company through March 1999. From 2000 until September 2005, he was Chairman of Fly America Furniture, a private company. Mr. Mignault’s extensive knowledge and significant experience in both the warehouse club business and general retailing contribute to the Board of Directors’ conclusion that he should serve as a director of the Company.

Edgar Zurcher has been a director of the Company since October 2009 and also served as a director of the Company from November 2000 to February 2008. Mr. Zurcher has been a partner in the law firm Zurcher, Odio & Raven in Costa Rica since 1980, which the Company uses as counsel for certain legal matters. Mr. Zurcher is also President of PLP, S.A., as well as a director of Payless ShoeSource Holdings, Ltd. (“Payless Shoes”). PLP, S.A. owns 40% of Payless Shoes. Additionally, Mr. Zurcher is a director of Molinos de Costa Rica Pasta and Roma S.A. dba Roma Prince S.A. and is a director of Promerica Financial Corporation, S.A. Mr. Zurcher’s background in legal matters and his significant experience in Central America business and legal affairs contribute to the Board of Directors’ conclusion that he should serve as a director of the Company.

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Proposal 1   Election of Directors (continued)

Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the slate of nominees set forth above. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy.

8	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2017 Proxy Statement

Information Regarding the Board of Directors

Board Meetings

The Company’s Board of Directors held five meetings during fiscal year 2017. No nominee for director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees of the Board of Directors on which he or she served.

Board Leadership Structure

The positions of Chairman and Chief Executive Officer are separated, with Mr. Price serving as Chairman and Mr. Laparte serving as Chief Executive Officer and President. As Chief Executive Officer and President, Mr. Laparte is responsible for the day to day leadership and performance of the Company, with the Board of Directors being responsible for setting the strategic direction of the Company. As Chairman, Mr. Price provides guidance to the Chief Executive Officer and President, sets the agenda for meetings of the Board of Directors and presides over those meetings. The Board of Directors believes that the current leadership of the Board of Directors by the Company’s non-executive Chairman enhances the effectiveness of its oversight of management and provides a perspective that is separate and distinct from that of management.

Role of the Board of Directors in Risk Oversight

The Board of Directors oversees the Company’s risk management processes, either as a whole or through its committees. Committees of the Board of Directors review with management and the Company’s internal audit department the Company’s major risk exposures, their potential impact on the Company’s business and the steps the Company takes to manage such risk exposures. The Board of Directors’ risk oversight process includes receiving reports from committees of the Board of Directors and members of senior management.

Committees of the Board

Audit Committee. The Audit Committee, which currently consists of Mr. Janks, Mr. Barrutieta and Mr. Malino, held four meetings during fiscal year 2017. The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its consolidated financial statements. The Committee reviews the annual audits conducted by the Company’s independent public accountants, reviews and evaluates internal accounting controls, is responsible for the selection of the Company’s independent public accountants, and conducts such reviews and examinations as it deems necessary with respect to the practices and policies of, and the relationship between, the Company and its independent public accountants. All committee members satisfy the Nasdaq Stock Market’s standards for “independence,” including applicable audit committee independence requirements, and the Board of Directors has determined that Mr. Janks qualifies as an “audit committee financial expert” within the meaning of the applicable SEC rules and regulations. The Audit Committee is governed by a written charter adopted by the Board of Directors, which is available on the Company’s public website at www.pricesmart.com.

Compensation Committee. The Compensation Committee, which currently consists of Ms. Bahrambeygui, Mr. Janks and Mr. Malino, held eight meetings during fiscal year 2017. Each of the members of the Compensation Committee satisfies the Nasdaq Stock Market’s standards for “independence,” including applicable compensation committee independence requirements. The Compensation Committee oversees the compensation philosophy for the Company and reviews and approves the compensation program for the Company’s executive officers. The Committee is authorized to evaluate and determine the compensation of the Company’s Chief Executive Officer and reviews and approves compensation for all other executive officers. The Committee also administers, interprets and makes grants under the Company’s equity incentive award plans. The Compensation Committee is governed by a written charter adopted by the Board of Directors, which is available on the Company’s public website at www.pricesmart.com.

Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee, which currently consists of Ms. Bahrambeygui and Mr. Lynn, held one meeting during fiscal year 2017. The Nominating/Corporate Governance Committee

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2017 Proxy Statement	9

Information Regarding the Board of Directors (continued)

considers the slate of nominees to be presented for reelection at annual meetings of stockholders. The Nominating/Corporate Governance Committee also may evaluate and recommend candidates to add expertise and fill vacancies on the Board of Directors, which vacancies may be created by the departure of any directors or the expansion of the number of members of the Board of Directors. The Nominating/Corporate Governance Committee approved the nomination of the candidates reflected in Proposal 1. The Nominating/Corporate Governance Committee also assists the Board of Directors as needed in establishing corporate governance guidelines and other policies and procedures pertaining to corporate governance matters. The Nominating/Corporate Governance Committee is governed by a written charter adopted by the Board of Directors, which is available on the Company’s public website at www.pricesmart.com.

Executive Committee. The Executive Committee, which currently consists of Mr. Price, Mr. Janks and Ms. Bahrambeygui, held two meetings during fiscal year 2017. The Executive Committee has all powers and rights necessary to exercise the full authority of the Board of Directors in the management of the business and affairs of the Company, except as provided in the Delaware General Corporation Law or the Bylaws of the Company.

Finance Committee. The Finance Committee, which currently consists of Mr. Janks, Mr. Hanson, Mr. Malino and Mr. Price, held seven meetings during fiscal year 2017. The Finance Committee reviews and makes recommendations with respect to (1) annual budgets, (2) investments, (3) financing arrangements and (4) the creation, incurrence, assumption or guaranty by the Company of any indebtedness, obligation or liability, except, in each case, for any such transactions entered into in the ordinary course of business of the Company.

Real Estate Committee. The Real Estate Committee, which currently consists of Mr. Price, Mr. Laparte, Ms. Bahrambeygui and Mr. Lynn, held seven meetings during fiscal year 2017. The Real Estate Committee reviews and approves the material terms of real estate-related transactions entered into by the Company, consistent with the applicable annual budget of the Company previously approved by the Board of Directors.

Innovation Committee. The Innovation Committee, which currently consists of Mr. Price, Mr. Larparte, Ms. Bahrambeygui and Mr. Janks, held one meeting during fiscal year 2017. The Innovation Committee oversees a newly established team dedicated to incorporating advances in technology into the Company’s traditional warehouse club brick and mortar template in existing markets, expand into new markets and offer PriceSmart members multiple shopping channels including online shopping.

Policy Governing Stockholder Communications with the Board of Directors

The Board of Directors welcomes communications from stockholders of the Company. Any stockholder who wishes to communicate with the Board of Directors or one or more members of the Board of Directors should do so in writing in care of the General Counsel of the Company, at the principal office of the Company, 9740 Scranton Road, San Diego, California 92121. The General Counsel is directed to forward each communication to the director or directors of the Company for whom it is intended.

Policy Governing Director Attendance at Annual Meetings of Stockholders

The Company encourages, but does not require, the members of its Board of Directors to attend the annual meeting of stockholders. All ten members then-serving on the Board of Directors attended the Annual Meeting of Stockholders held on February 1, 2017.

10	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2017 Proxy Statement

Audit Committee Report

The Audit Committee oversees the Company’s financial accounting and reporting process and the audits of the financial statements of the Company. All committee members satisfy the definition of independent director set forth in Rule 5605(a)(2) and Rule 5605(c)(2) of the Nasdaq Stock Market’s listing standards. The Audit Committee is governed by a written charter adopted by the Board of Directors, which is available on the Company’s public website at www.pricesmart.com.

In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended August 31, 2017, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Company’s independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for expressing an opinion on the conformity of its audited financial statements with generally accepted accounting principles. EY met with the committee and expressed its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and discussed with the committee other matters as required under generally accepted auditing standards, including those matters required to be discussed by Public Company Accounting Oversight Board Statement on Auditing Standards No. 16 Communications with Audit Committees. In addition, EY discussed the accountants’ independence from the Company and from the Company’s management and delivered to the committee those matters to be set forth in written disclosures as required by applicable requirements of the Public Company Accounting Oversight Board regarding independent registered public accounting firm’s communications with the Audit Committee concerning independence.

The committee discussed with the Company’s independent registered public accounting firm the overall scope and plan of their audit. The committee meets with the independent registered public accounting firm, with and without our management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2017 for filing with the SEC.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Leon C. Janks

Gonzalo Barrutieta

Gary Malino

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2017 Proxy Statement	11

Securities Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of October 31, 2017 by (1) each of its directors and nominees for director, (2) each of its Named Executive Officers, (3) each person or group known by it to own beneficially more than 5% of the Common Stock and (4) all directors and executive officers as a group.

Name and Address(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Shares of Common Stock Beneficially Owned
Robert E. Price(3)(4)	7,736,190	25.4%
Sherry S. Bahrambeygui(5)	265,104	*
Gonzalo Barrutieta(6)	10,424	*
Gordon H. Hanson(7)	2,617	*
Beatriz V. Infante	—	*
Leon C. Janks(8)	26,714	*
Mitchell G. Lynn(9)	6,638	*
Gary Malino(10)	2,359	*
Pierre Mignault(11)	2,209	*
Edgar A. Zurcher(12)	5,424	*
Jose Luis Laparte(13)	222,193	*
John M. Heffner(14)	30,246	*
William J. Naylon(15)	45,053	*
Francisco Velasco(16)	8,453	*
Jesus Von Chong(17)	27,621	*
T. Rowe Price Associates, Inc.(18) 100 E. Pratt Street Baltimore, MD 21202	4,157,465	13.7
All executive officers and directors as a group (20 persons)(19)	8,498,957	28.0

*	Less than 1%.
(1)	Except as indicated, the address of each person named in the table is c/o PriceSmart, Inc., 9740 Scranton Road, San Diego, California 92121.
(2)	Beneficial ownership of directors, executive officers and 5% or more stockholders includes both outstanding shares and shares issuable upon exercise or conversion of options, warrants or other securities that are currently exercisable or convertible or will become exercisable or convertible within 60 days after the date of this table. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and dispositive power with respect to all shares of stock beneficially owned by them.
(3)	Mr. Price is manager of The Price Group, LLC (“The Price Group”). As such, for purposes of this table, he is deemed to beneficially own 627,825 shares of Common Stock held by The Price Group. Mr. Price has shared voting and dispositive power with respect to, and disclaims beneficial ownership of, the shares held by The Price Group. In addition, Mr. Price is Chairman of the Board and President of Price Charities and a director of Price Philanthropies Foundation. As such, for purposes of this table, he is deemed to beneficially own 2,594,421 shares of Common Stock held by Price Charities and 1,793,634 shares of Common Stock held by Price Philanthropies Foundation. Mr. Price has shared voting and dispositive power with respect to, and disclaims beneficial ownership of, the shares held by Price Charities and Price Philanthropies Foundation. If the percentages of shares of Common Stock beneficially owned by Mr. Price were calculated without regard to the shares held by The Price Group, Price Charities and the Price Family Charitable Fund, he would own 8.9% of the Common Stock.
(4)

Includes 1,821,158 shares of Common Stock held by the Robert & Allison Price Charitable Remainder Trust, of which Mr. Price is a trustee, 816,462 shares of Common Stock held by the Robert and Allison Price Trust, of which Mr. Price is a trustee, 37,610 shares of

12	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2017 Proxy Statement

Securities Ownership of Certain Beneficial Owners and Management (continued)

Common Stock held by trusts for the benefit of Mr. Price’s children, of which Mr. Price is a trustee, and 45,000 shares of Common Stock held by family trusts, of which Allison Price, Mr. Price’s wife, is the sole trustee.
(5)	Includes 45,458 shares owned by trusts for the benefit of Mr. Price’s children and nephew, of which Ms. Bahrambeygui is a trustee, 91,833 shares owned by the Hosey Family Trust, of which Ms. Bahrambeygui is a trustee, 2,000 shares owned by Ms. Bahrambeygui’s minor children and 988 shares of Common Stock subject to unvested restricted stock units. Also includes 120,000 shares of Common Stock transferred to Ms. Bahrambeygui pursuant to a restricted property agreement with The Price Group as compensation for her services to The Price Group, which are subject to vesting restrictions.
(6)	Includes 1,000 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table and 988 shares of Common Stock subject to unvested restricted stock units.
(7)	Includes 988 shares of Common Stock subject to unvested restricted stock units.
(8)	Includes 1,000 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table and 988 shares of Common Stock subject to unvested restricted stock units.
(9)	Includes 1,000 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table and 988 shares of Common Stock subject to unvested restricted stock units. Also includes 4,650 shares held by the Lynn Family Trust.
(10)	Includes 1,389 shares of Common Stock subject to unvested restricted stock units
(11)	Includes 933 shares of Common Stock subject to unvested restricted stock units.
(12)	Includes 1,000 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table and 988 shares of Common Stock subject to unvested restricted stock units.
(13)	Includes 75,197 shares of restricted Common Stock that are subject to vesting restrictions.
(14)	Includes 15,543 shares of restricted Common Stock that are subject to vesting restrictions.
(15)	Includes 33,175 shares of restricted Common Stock that are subject to vesting restrictions.
(16)	Includes 6,639 shares of restricted Common Stock that are subject to vesting restrictions.
(17)	Includes 13,929 shares of restricted Common Stock that are subject to vesting restrictions.
(18)	These shares are owned by a variety of investment advisory clients of T. Rowe Price Associates, Inc. No client of T. Rowe Price Associates, Inc. is known to own more than 5% of the Company’s Common Stock other than T. Rowe Price New Horizons Fund, Inc., which beneficially owns 2,709,468 shares.
(19)	See notes (3)-(17). Also includes (a) 21,490 shares of Common Stock beneficially owned by Rodrigo Calvo, 15,080 of which are shares of restricted Common Stock subject to vesting restrictions, (b) 13,214 shares of Common Stock beneficially owned by Frank Diaz, 11,730 of which are shares of restricted Common Stock subject to vesting restrictions, (c) 29,915 shares of Common Stock beneficially owned by Brud Drachman, 14,725 of which are shares of restricted Common Stock subject to vesting restrictions, (d) 18,851 shares of Common Stock beneficially owned by John Hildebrandt, 16,096 of which are shares of restricted Common Stock subject to vesting restrictions and (e) 17,604 shares of Common Stock beneficially owned by Laura Santana, 11,730 of which are shares of restricted Common Stock subject to vesting restrictions.

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2017 Proxy Statement	13

Executive Officers of the Company

The executive officers of the Company and their ages as of October 31, 2017 are as follows:

Name	Position	Age
Jose Luis Laparte	Chief Executive Officer, President and Director	51
Rodrigo Calvo	Executive Vice President—Real Estate	46
Frank Diaz	Executive Vice President—Logistics and Distribution	48
Brud E. Drachman	Executive Vice President—Construction and Facilities	62
John M. Heffner	Executive Vice President and Chief Financial Officer	63
John D. Hildebrandt	Executive Vice President—Operations	59
William J. Naylon	Executive Vice President and Chief Operating Officer	55
Laura Santana	Executive Vice President—Information Technology	49
Francisco Velasco	Executive Vice President, General Counsel, Chief Ethics & Compliance Officer and Secretary	46
Jesus Von Chong	Executive Vice President—Chief Merchandising Officer	51

Jose Luis Laparte has been a director of the Company since February 2008, Chief Executive Officer of the Company since July 2010 and President of the Company since October 2004. Mr. Laparte initially served as a consultant for the Company from December 2003 to October 2004. Prior to joining the Company as a consultant, Mr. Laparte worked for more than 14 years at Wal-Mart Stores, Inc. in Mexico and the United States in progressively responsible positions. From October 2002 through September 2003, he served as Vice President of Sam’s International, where he directed and managed the company’s operations, finance, sales, marketing, product development and merchandising. From May 2000 to October 2002, he served as Vice President, Wal-Mart de Mexico, responsible for sales and the expansion of the Sam’s Club format in Mexico.

Rodrigo Calvo has been Executive Vice President—Real Estate of the Company since June 2015. Mr. Calvo served as Senior Vice President—Real Estate of the Company from January 2009 to June 2015 and was the Company’s Vice President—Real Estate from October 2004 to January 2009. From 2001 to 2004, Mr. Calvo worked in the real estate development business in Central America, and from 1994 to 1997 in engineering and construction.

Frank Diaz has been Executive Vice President—Logistics and Distribution since November 2015. Mr. Diaz served as Senior Vice President—Logistics and Distribution from February 2010 to October 2015 and was the Company’s Vice President—Logistics and Distribution from September 2008 to February 2010. Prior to joining the Company, Mr. Diaz worked more than 20 years in progressively responsible positions in the areas of logistics operations, strategic planning, commercial development and customer experience with top-tier logistics companies including United Parcel Service, Federal Express and DHL.

Brud E. Drachman has been Executive Vice President—Construction and Facilities since August 2013, was Executive Vice President—Construction Management of the Company from November 2005 until July 2013, served as Executive Vice President—Real Estate and Construction of the Company from February 2005 through October 2005 and as Executive Vice President—Construction and Private Label Merchandising from November 2004 until January 2005. Mr. Drachman served as Executive Vice President—Real Estate and Construction of the Company from November 2002 until October 2004 and served as Senior Vice President—Real Estate and Construction of the Company from August 1998 to October 2002. Mr. Drachman previously served as Vice President—Real Estate and Construction at Price Enterprises from August 1994 to August 1997. Prior to joining Price Enterprises in 1994, Mr. Drachman served as Project Manager at The Price Company beginning in 1987.

John M. Heffner has been Executive Vice President and Chief Financial Officer of the Company since January 2004, after having served as a consultant to the Company on financial matters from September 2003 through December 2003. From February 2000 until August 2003, Mr. Heffner was Vice President of Finance and Chief Financial Officer of Kyocera Wireless

14	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2017 Proxy Statement

Executive Officers of the Company (continued)

Corp. Mr. Heffner’s previous professional experience was with Digital Equipment Corporation, where he held a variety of financial management roles over a 20-year period, and with QUALCOMM Incorporated, where he was a Vice President of Finance from July 1998 until February 2000.

John D. Hildebrandt has been Executive Vice President—Operations of the Company since February 2010. Mr. Hildebrandt served as Executive Vice President—Central America and Trinidad Operations from March 2009 through January 2010, as Executive Vice President—Central America Operations from August 2003 until February 2009, as Executive Vice President—Caribbean and Asia Operations from July 2001 until July 2003 and as Senior Vice President of the Company from September 2000 until July 2001. Mr. Hildebrandt previously served as Vice President of the Company from September 1998 until August 2000, overseeing operations in Central America. Mr. Hildebrandt served as the Company’s Country Manager in the Philippines and Panama from August 1997 until August 1998, and as Price Enterprises’ Country Manager in the Philippines and Panama from 1996 until the Company was spun off from Price Enterprises in August 1997. Prior to joining Price Enterprises as Country Manager in 1996, Mr. Hildebrandt was a Senior Operations Manager of Price/Costco from 1994 through 1996, and served in various management roles for The Price Company beginning in 1979.

William J. Naylon has been Executive Vice President and Chief Operating Officer of the Company since January 2002. Mr. Naylon served as Executive Vice President—Merchandising of the Company from July 2001 until January 2002 and as Senior Vice President of the Company from March 1998 until July 2001. From September 1995 through February 1998, Mr. Naylon was Managing Director for the Company’s licensee warehouse club operation in Indonesia. Prior to joining the Company, Mr. Naylon was a General Manager for Price/Costco and served in various management roles for The Price Company.

Laura Santana has been Executive Vice President—Information Technology since March 2017. Ms. Santana has served in progressively responsible positions relating to the Company’s IT systems since joining the Company in 1995. Ms. Santana previously worked at The Price Company from 1987 to 1995 in operations and information technology. Ms. Santana is a graduate of the University of San Diego.

Francisco Velasco has been Executive Vice President, General Counsel and Secretary of the Company since July 2016 and Chief Ethics & Compliance Officer since October 2016. From June 2009 to June 2016, Mr. Velasco served as Regional Counsel Latin America for AbbVie Inc., a publicly traded global biopharmaceutical company. At AbbVie, Mr. Velasco was responsible for its legal affairs in Latin America, managing over a dozen in-house counsel plus supporting staff covering over 20 countries. Mr. Velasco attended law school in Mexico, has a Masters of Law degree from Georgetown University and has an MBA degree from Duke University.

Jesus Von Chong has been Executive Vice President—Chief Merchandising Officer since September 2016 and was Executive Vice President—Foods Merchandising from November 2015 through August 2016. He served as Senior Vice President of Merchandising for Central America beginning in 2003, added Colombia to his responsibilities in March 2011 and the Caribbean Region in April 2015. He served as a Regional Merchandising Director for Panama, Costa Rica and Dominican Republic in 2000. He was first employed by the Company as a Buyer in the Company’s operations in Panama in 1996. Mr. Von Chong progressed to head Buyer in 1998, Warehouse Manager for Via Brasil Operations in 1999 and to Panama’s Country Manager in 2000.

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2017 Proxy Statement	15

Executive and Director Compensation

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors, comprised entirely of independent directors, administers the Company’s executive compensation program. The role of the Compensation Committee is to oversee compensation and benefit plans and policies, administer stock plans and review and approve annually all compensation decisions relating to all executive officers.

Purposes and Structure of the Executive Compensation Program

The executive compensation program is designed to:

•	Attract, motivate and retain superior talent;

•	Encourage high performance, promote collaboration and accountability; and

•	Align a portion of compensation with Company performance and stockholder returns.

To achieve these objectives, the Compensation Committee, which is comprised of members who have knowledge of executive compensation levels of other companies by virtue of their professional background, experience and dealings external to the Company, has implemented compensation plans that provide a competitive salary and align compensation with the achievement of long-term financial and operational goals.

In determining specific amounts and components of compensation, the Compensation Committee considered each officer’s performance, level of responsibility, skills and experience, and other compensation awards or arrangements, as more fully described below under “Elements of Compensation.”

Compensation Determination Process

The Compensation Committee reviews and approves all elements of compensation for all Named Executive Officers taking into consideration recommendations from management. The Compensation Committee also reviews and approves all equity awards for all executives and equity awards for all employees. The Company’s Chairman makes recommendations to the Compensation Committee with respect to salary and restricted stock for the Chief Executive Officer and President, and the Chief Executive Officer and President makes recommendations to the Compensation Committee with respect to salary and restricted stock for the Executive Vice Presidents. The Chief Executive Officer and President also provides information to the Committee members at their request to aid in their decision-making. The information includes historical cash compensation and stock grants to the Company’s executives, internal equity comparisons, and the financial impact to the Company of a particular compensation decision. The Compensation Committee also receives comparable company compensation information, as described below. After gathering this input and receiving these recommendations, the Compensation Committee determines the compensation of our Named Executive Officers in executive session. In the case of employees below the level of Executive Vice President, the Chief Executive Officer and President sets their cash compensation and makes recommendations to the Compensation Committee with respect to equity awards.

The Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. However, the Committee believes that long-term compensation plays an increasingly important role in encouraging positive results through collaboration, aligning the compensation of the senior management team to stockholder returns and in the retention of key executives. In particular, the Committee believes that the Chief Executive Officer and President’s compensation should be more heavily weighted towards long-term incentives as compared to other members of senior management given his greater ability to affect the results of the Company and the importance of retaining his services.

16	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2017 Proxy Statement

Executive and Director Compensation (continued)

Use of Independent Compensation Consultant

In fiscal year 2017, the Compensation Committee retained Semler Brossy Consulting Group as its independent executive compensation consultant. Semler Brossy has no other business relationship with the Company and receives no payments from us other than the fees for services to the Compensation Committee. Semler Brossy reports directly to the Compensation Committee, and the Compensation Committee may replace Semler Brossy or hire additional consultants at any time.

During fiscal year 2017, the scope of Semler Brossy’s engagement included:

•	Conducting a review of the competitive market information (including base salaries, annual incentive target, and longer-term incentives) for our executive officers, including our Chief Executive Officer.

•	Reviewing and commenting, as requested by the Compensation Committee, on our executive compensation programs and opportunities, as well as our executive compensation peer group.

•	Reviewing and commenting on the Compensation Committee’s report for the proxy statement.

•	Conducting a review of our compensation for outside directors, including a review of competitive market data.

Role of Comparable Company Compensation Information in the Compensation Determination Process

The Compensation Committee establishes individual executive compensation at levels the Compensation Committee believes are comparable with those of executives in other companies of similar size and stage of development operating in retail industries and similarly sized public companies in the Southern California region, taking into account our relative performance and our own strategic goals. Management utilized Equilar Inc.’s Executive Insight research database, a resource for referencing executive compensation and analyzing executive pay trends based on information Equilar gathers from proxy statements and reports filed with the Securities and Exchange Commission, and information provided by our compensation consultant, Semler Brossy, to aid the Compensation Committee in the identification of a peer group of publicly traded companies so that the Compensation Committee could consider competitive market data in determining the Named Executive Officers’ fiscal 2017 compensation program and compensation levels. While it is difficult to ascertain directly comparable companies given the unique characteristics of the Company’s international warehouse club business, in establishing fiscal 2017 compensation levels for the Named Executive Officers, the Compensation Committee evaluated the compensation practices of the following public company peer groups:

•	U.S.-based retail companies with annual revenues ranging from $1.9 billion to $15 billion: 99 Cents Only Stores LLC, Belk, Inc., Big Lots, Inc., Bon-Ton Stores, Inc., Burlington Stores, Dillard’s, Inc., Dollar Tree, Inc., Family Dollar Stores, Inc., Fred’s, Inc., Neiman Marcus, Inc. and Sears Hometown and Outlet Stores, Inc.

•	Companies based in Southern California with revenues of $196 million to $3.8 billion: Callaway Golf Co., CareFusion Corporation, Cubic Corp., Guess, Inc., Illumina, Inc., Jack in the Box, Inc., Monster Beverage Corporation, Novatel Wireless, Inc., Pacific Sunwear of California, Inc., Quidel Corp., Quiksilver, Inc., ResMed, Inc., and WD-40 Company.

The public companies included in our peer groups change as companies move into and out of the annual revenue ranges or cease to be publicly traded. Our peer groups for fiscal year 2016 included Saks, Inc., which is no longer publicly traded. There were no other changes to our peer groups between fiscal year 2016 and fiscal year 2017.

In addition, the Compensation Committee reviewed and considered the compensation practices of Costco Wholesale Corporation because the Company’s business is similar to Costco’s. However, the Compensation Committee took into account Costco’s significantly larger size and world-wide operations compared to the Company’s in making comparisons about executive compensation.

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2017 Proxy Statement	17

Executive and Director Compensation (continued)

As part of this process, the Compensation Committee reviews the mix of the compensation elements for the Named Executive Officers against the compensation data from Equilar and Semler Brossy for positions similar to those held by such officers within the peer group of companies and Costco. The Compensation Committee noted that there was substantial variation between the compensation levels of similarly situated Named Executive Officers across the comparable companies. In particular, the Compensation Committee noted that long-term equity compensation varied significantly company-to-company resulting from the timing of equity awards made to executives. As a result, the Compensation Committee focused on the cash compensation aspect of overall compensation of other companies’ executives relative to our Named Executive Officers’ cash compensation. The Compensation Committee determined that the cash compensation of our Named Executive Officers was below the midpoint of the similarly titled executives at the comparable companies and therefore concluded that the compensation was not excessive.

Of the Named Executive Officers, four are employees of PriceSmart, Inc. and work and reside in the U.S. (either San Diego, California or in the case of Mr. Naylon, Miami, Florida). As such, the Compensation Committee concluded that the competition for executive talent for the Company’s named executives would likely be either similarly sized U.S. headquartered companies in the retail industry and/or similarly sized companies in varying industries located in Southern California. The Company had to use a broader annual revenue range for U.S. retail companies than for Southern California companies to get an adequate sample of broad line retailers. Mr. Von Chong is an employee of PriceSmart, Panama S.A., a wholly owned subsidiary and resides in Panama. The Compensation Committee determined the compensation for Mr. Von Chong should be consistent with U.S. pay practices and consistent with the compensation of the other Named Executive Officers given his important role as Chief Merchandising Officer.

Based on the objectives outlined above, the Compensation Committee strives to set target total compensation opportunity levels and the individual components of compensation to be competitive with the market in which we compete for executive talent. The Compensation Committee does not, however, guarantee that any executive will receive a specific market-derived compensation level.

Compensation data for the peer group of companies is only one of the many factors the Compensation Committee considers in setting compensation for PriceSmart’s Named Executive Officers, and actual compensation may vary based on the Compensation Committee’s review of other considerations, including the Company’s and the individual Named Executive Officer’s performance and the value of the executive’s leadership and other skills to the Company.

Elements of Compensation

In fiscal year 2017, the compensation of our Named Executive Officers was comprised of base salaries and long-term equity incentives in the form of restricted stock. Prior to fiscal year 2016, a portion of our Named Executive Officers’ compensation included an annual bonus based upon achievement of certain short-term levels of operating income and sales performance. In fiscal year 2016, the Compensation Committee determined that our Named Executive Officers played an important and strategic role in guiding the Company toward sustainable and long-term success that could more effectively be incentivized by eliminating the annual bonus and increasing the long-term equity component of Named Executive Officers’ compensation. Equity grants to our executives vest with continued service over multiple years. This multi-year approach closely reflects the long-term orientation inherent in our membership-based business model. Further, the Compensation Committee’s administration of the annual cash incentive program had been challenging because of economic variability and fluctuations in currency exchange rates in certain of the Company’s principal business markets that resulted in financial outcomes unrelated to the performance of management. The Compensation Committee determined that equity grants, with their longer-term orientation to Company performance and pay delivery, could help manage through this variability. Finally, equity compensation underscores the alignment of our executives and stockholders over time, enhancing the ownership ethic. In moving away from formal annual incentive opportunities, the Compensation Committee determined it was appropriate to increase base salaries for our Named Executive Officers to insure that their cash compensation was competitive in the market and reflective of their on-going contribution.

18	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2017 Proxy Statement

Executive and Director Compensation (continued)

Base Salary. Base salaries for the Named Executive Officers were initially established either when they were hired into the position from outside the Company or as they were promoted to increasing levels of responsibility within the Company. Base salaries for the Named Executive Officers are generally established based on the scope of their responsibilities, level of experience and individual performance, taking into account both external competitiveness and internal equity considerations. While the goal for the base salary component is to compensate executives at a level that is competitive with the salaries of executives in comparable positions among our peer group, the Compensation Committee does not attempt to set base salaries at a certain target percentile within the peer group. Instead, the Compensation Committee considers the peer group information as merely a means by which to confirm that its base salary determinations based on the other factors described above are competitive within the peer group.

The Compensation Committee annually evaluates the base salary levels of the Named Executive Officers to ensure that there is consistency within the Company based upon scope of responsibility and also to ensure that the base salaries are not excessive relative to the peer companies listed above. In establishing changes to base salaries, the Compensation Committee may consider the overall financial condition of the Company but does not make changes to executive salaries based on the achievement of any particular financial criteria.

In January 2017, all of the Named Executive Officers received increases to their base salaries of 3%. The increase in base pay for non-executive U.S.-based employees within the Company was 3%. Mr. Laparte received an increase of $21,939, Mr. Heffner received an increase of $12,916, Mr. Naylon received an increase of $15,635, Mr. Velasco received an increase of $12,300 and Mr. Von Chong received an increase of $12,353. In each case, these increases were intended to maintain base salaries at an appropriate level based upon the Compensation Committee’s review of peer group companies and taking into account general economic inflation.

Long-Term Incentive Compensation. We believe that long-term incentives for higher level executives are consistent with the values and culture of the Company and therefore should be an integral and more important part of the overall executive compensation program. Our long-term performance will be enhanced through the use of equity awards that reward Company executives for maximizing stockholder value over time.

PriceSmart has used restricted stock as the primary long-term incentive vehicle because:

•	restricted stock and the related vesting period help attract and retain executives;

•	the value received by the recipient of a restricted stock grant is enhanced as our stock price increases; therefore, restricted stock promotes teamwork and collaboration and enhances the executives’ incentive to increase the stock price and maximize stockholder value; and

•	restricted stock helps to provide a balance to the overall executive compensation program as restricted stock rewards executives for increases in stockholder value over the longer term.

In determining the number of shares of restricted stock to be granted to our Named Executive Officers, the Compensation Committee takes into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value and the value of restricted stock in relation to other elements of the individual executive’s total compensation. All awards of restricted stock are made by the Compensation Committee.

Beginning in fiscal year 2017, the Compensation Committee adopted a new practice with respect to restricted stock awards—annual grants, which would vest over a period of three years. Prior to fiscal year 2017, the Compensation Committee made restricted stock awards from time to time based upon the current level of unvested shares an executive had from previous grants for retention and incentive purposes. Such awards typically vested over a period of five years. In moving to annual awards, the

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2017 Proxy Statement	19

Executive and Director Compensation (continued)

Compensation Committee noted that moving to smaller, but more frequent, awards would give the Compensation Committee greater flexibility to adjust awards to take into account:

•	an individual’s value to the Company, including any extraordinary skills or characteristics which might warrant special consideration;

•	changes in external benchmarks;

•	changes in internal benchmarks, addressing morale and fairness issues;

•	an individual’s trend in compensation relative to changes in the financial performance of the Company; and

•	fiscal responsibility and appropriateness given the short- and long-term performance of the Company.

The Committee also noted that annual awards would allow the Company to have better fiscal control of the compensation program; would more easily allow for the implementation of pay-for-performance metrics; and would help prevent a hardship or a windfall scenario.

We currently provide equity incentives through restricted stock awards that vest solely based on continued employment over the vesting period. However, we have observed a trend among our peer companies to move toward performance-based equity awards and recognize that performance-based awards are consistent with contemporary governance principles and pay-for-performance standards. We have engaged Semler Brossy to work with the Compensation Committee and Company management to evaluate the incorporation of performance-based compensation as a component of overall executive compensation.

Our Named Executive Officers recognize taxable income from restricted stock when and as shares vest. On each vesting date, the Company repurchases a portion of the shares vesting on such vesting date from the participant to cover the tax obligations triggered by the vesting. The Company repurchases the shares at their fair market value on the date of vesting and pays this amount directly to the taxing authorities. The Company generally receives a corresponding tax deduction for compensation expense in the year of vesting, subject to limits on the deductibility of compensation in excess of $1.0 million paid to certain executives under Internal Revenue Code Section 162(m) when the compensation does not qualify as “performance-based.” The amount included in the participant’s wages upon such vesting, and, subject to Section 162(m), the amount we may deduct, is equal to the fair market value of a share of Common Stock on the date the shares vest, multiplied by the number of shares vesting.

Severance and Change in Control Payments. We have entered into agreements and maintain plans that require us to make payments and/or provide benefits to our Named Executive Officers under specified circumstances in the event of a termination of their employment or a change in control. We provide for certain severance benefits in the event that a Named Executive Officer’s employment is involuntarily terminated. Such severance benefits are designed to alleviate the financial impact of an involuntary termination through salary continuation and are intended to provide for a stable work environment. We believe that reasonable severance benefits for our Named Executive Officers are important because it may be difficult for our executive officers to find comparable employment within a short period of time following certain qualifying terminations. In addition to normal severance, we provide for accelerated vesting of all equity awards for all employees in the event of a change in control as a means of reinforcing and encouraging the continued attention and dedication of our employees to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control. We believe that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing these change-in-control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders.

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Executive and Director Compensation (continued)

The Company provides severance, continuity and change-in-control benefits because they are essential to help us fulfill our objectives of attracting and retaining key managerial talent. These agreements are intended to be competitive with those of similarly sized companies in our industry and company size and to attract and retain highly qualified individuals. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the Compensation Committee when determining executive officer compensation, the decision to offer these benefits did not influence the Compensation Committee’s determinations concerning other direct compensation or benefit levels.

Stock Ownership Guidelines. To further align executive and stockholder interests, we have adopted stock ownership guidelines for our executives and non-employee directors. The guidelines require our Chief Executive Officer and President to hold common stock with a value of at least five times his base salary and other executive officers to hold common stock with a value of at least one times their respective base salaries. The guideline for non-employee directors is one times their annual cash compensation.

Recoupment Policy. We adopted a Compensation Recoupment Policy effective as of September 19, 2017. The recoupment (or “clawback”) policy provides the Compensation Committee with broad discretion to recoup certain incentive awards made to the Company’s executive officers when it determines that (1) an executive engaged in serious misconduct or failed to supervise a subordinate employee who engaged in serious misconduct which the executive knew, or was reckless in not knowing, was occurring, and (2) such misconduct resulted in a material violation of law or a written Company policy that caused significant financial or reputational harm to the Company. This clawback policy is broader than current and expected regulatory requirements. The policy can be found on the Corporate Governance section of our website at www.pricesmart.com.

Other Benefits. PriceSmart’s Named Executive Officers are eligible to participate in all of our employee benefit plans, such as our 401(k) plan and our medical, dental, vision, long and short-term disability and life insurance plans, in each case on the same basis as other employees. We also offer our Chief Executive Officer and President a housing allowance and travel benefits in accordance with his employment agreement described below. The Compensation Committee believes that these perquisites are no greater than competitors’ practices.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required to be included in this Proxy Statement. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in our Proxy Statement.

The foregoing has been furnished by the Compensation Committee.

Sherry Bahrambeygui

Leon C. Janks

Gary Malino

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Ms. Bahrambeygui, Mr. Janks and Mr. Malino. No interlocking relationship exists between any member of the Compensation Committee and any member of any other company’s Board of Directors or compensation committee.

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Executive and Director Compensation (continued)

Executive Compensation

Summary of Compensation

The following table shows information regarding the compensation earned by any person who served as our Chief Executive Officer or Chief Financial Officer during the fiscal year ended August 31, 2017 and the three other most highly compensated executive officers who were serving as executive officers at August 31, 2017. These persons are referred to as the Company’s “Named Executive Officers” elsewhere in this Proxy Statement.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jose Luis Laparte
—Chief Executive Officer and President
	2017	$745,925	$ —	$ —	$—	$130,390(2)	$876,315
	2016	724,200	—	7,264,794	—	146,466(2)	8,135,460
	2015	596,310	12,100	—	97,900	102,603(2)	808,913
John M. Heffner
—Executive Vice President and Chief Financial Officer
	2017	439,151	—	—	—	23,326(3)	462,477
	2016	426,360	—	998,189	—	26,753(3)	1,451,302
	2015	350,771	5,835	—	47,210	20,502(3)	424,318
William J. Naylon
—Executive Vice President Chief Operating Officer
	2017	531,603	—	—	—	$38,243(4)	569,846
	2016	516,120	—	2,559,132	—	44,376(4)	3,119,628
	2015	425,177	7,073	—	57,224	25,383(4)	514,857
Francisco Velasco
—Executive Vice President
	2017	418,201	—	—	—	237,091(5)	655,292
Jesus Von Chong
—Executive Vice President
	2017	424,372	—	—	—	41,954(6)	466,326
(1)	Represents the aggregate grant date fair value of the restricted stock awards granted to the Named Executive Officers in the relevant fiscal year in accordance with FASB Accounting Standards Codification ASC 718, “Share-Based Payment” (“ASC 718”). For information regarding assumptions made in connection with this valuation, please see Note 7 Stock Based Compensation to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2017, filed with the SEC on October 26, 2017. Restricted stock awards have not been granted on an annual basis.
(2)	For fiscal 2017, represents dividend payments of $60,942, 401(k) contribution made by the Company totaling $10,800, housing allowance payments totaling $50,004 and $8,644 for the cost of airline tickets for Mr. Laparte and his family and the related tax gross-up. For fiscal 2016, represents dividend payments of $78,579, 401(k) contribution made by the Company totaling $10,600, housing allowance payments totaling $50,004 and $7,283 for the cost of airline tickets for Mr. Laparte and his family and the related tax gross-up. For fiscal 2015, represents dividend payment of $28,000, 401(k) contribution made by the Company totaling $10,600, housing allowance payments totaling $50,004, and $13,999 for the cost of airline tickets from Mr. Laparte and his family and the related tax gross-up.
(3)	For fiscal 2017, represents dividend payments of $12,526 and 401(k) contribution made by the Company totaling $10,800. For fiscal 2016, represents dividend payments of $16,153 and 401(k) contribution made by the Company totaling $10,600. For fiscal 2015, represents dividend payments of $9,902 and 401(k) contribution made by the Company totaling $10,600.
(4)	For fiscal 2017, represents dividend payments of $27,443 and 401(k) contribution made by the Company totaling $10,800. For fiscal 2016, represents dividend payments of $33,776 and 401(k) contribution made by the Company totaling $10,600. For fiscal 2015, represents dividend payments of $14,783 and 401(k) contribution made by the Company totaling $10,600.

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Executive and Director Compensation (continued)

(5)	Represents dividend payments of $6,196 and 401(k) contribution made by the Company totaling $10,800. In June 2016, the Compensation Committee approved the reimbursement of the following expenses in connection with Mr. Velasco’s relocation to San Diego, California from Chicago, Illinois: moving expenses of household goods; travel expenses for Mr. Velasco and his immediate family to identify a potential residence in the San Diego area; related costs for temporary housing in San Diego for up to six months; and transportation costs for Mr. Velasco and his immediate family to San Diego. The Compensation Committee further authorized us to “gross up” the foregoing payments to the extent Mr. Velasco would incur any additional tax liability in connection with such payments. Reimbursed costs, on a grossed up basis, include $43,964 for moving expenses and temporary housing during the moving process. The Compensation Committee also approved the purchase of Mr. Velasco’s Chicago residence at fair market value based on the average of two independent appraisals and payment of all associated closing costs. As of August 31, 2017, the Company continued to own Mr. Velasco’s Chicago residence. We further agreed to provide an additional payment of $176,131 to Mr. Velasco to offset the cost of financing his San Diego residence. Mr. Velasco agreed to repay this amount on a pro rated basis if he resigns within three years following his hire date.
(6)	For fiscal 2017, represents dividend payments of $11,240, pension contribution of $26,160 and medical insurance totaling $4,554.

Grants of Plan-Based Awards

There were no grants of plan-based awards to Named Executive Officers in fiscal year 2017.

Employment Contracts

The Company has entered into employment agreements with each of the Named Executive Officers that automatically renew each year unless either the Company or the executive provides at least 60 days’ notice that the Company or executive, as the case may be, wishes to terminate the agreement. Each employment agreement specifies the base salary in effect at the time the agreement was entered into and provides that the amount may be increased, but not decreased, at the Company’s discretion.

The employment agreements state that the executive is eligible to participate in the Company’s bonus plan in effect at the time and to receive all other benefits offered to senior executives of the Company under the Company’s benefit practices and plans. The Company discontinued its annual bonus plan for fiscal 2016, so there was no payment required to be made thereunder during fiscal 2017.

In addition to termination at the end of the term if one party elects to terminate the agreement, the executive may terminate his employment on 60 days’ prior written notice. The Company may terminate the executive’s employment with cause upon immediate notice or without cause upon 30 days’ prior written notice. In the event that (i) the Company terminates an executive’s employment without “cause”; (ii) upon termination due to an executive’s “disability”; (iii) the executive terminates his employment for “good reason;” or (iv) the Company elects to cause the non-renewal of the employment agreement such that it expires at the end of its then-current term, subject to the executive providing a release to the Company, the executive will be entitled to:

•	payment of an amount equal to one times base salary then in effect, payable in 24 equal installments over a period of 12 months,

•	continued contribution of the premium cost for executive’s and his eligible dependents’ participation in the Company’s group health plan for 12 months,

•	payment of any accrued but any unpaid bonus for year prior to termination and a pro rata bonus earned for the year of termination (payable when all other bonuses are paid).

Upon an executive’s death, the executive’s estate will be entitled to receive continued contribution of the premium cost for executive’s eligible dependents’ participation in the Company’s group health plan for 12 months and payment of any accrued but any unpaid bonus for year prior to termination and a pro rata bonus for the year of termination (payable when all other bonuses are paid).

The employment agreements also contain confidentiality provisions, restrictions on solicitation of employees and interference with the Company’s customers and contracts, and other terms and conditions customary to executive employment agreements.

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Executive and Director Compensation (continued)

In addition to the foregoing, Mr. Laparte’s employment agreement also provides for a $50,000 annual housing allowance, reimbursement for three round trip tickets from San Diego to Mexico City for his wife and children, a total of eight round trips from Mexico City to San Diego, which may be used by any additional family members, and reimbursement of reasonable moving expenses to Mexico upon termination of Mr. Laparte’s employment other than by the Company for “cause” or by Mr. Laparte without “good reason” and without 60 days’ prior notice.

Equity Incentive Plans

Prior to January 22, 2013, the Company had three active Equity Incentive Plans. On January 22, 2013, the Company adopted the 2013 Equity Incentive Award Plan and agreed not to issue any additional awards under prior plans.

2001 Equity Participation Plan

The 2001 Equity Participation Plan of PriceSmart, Inc. (the “2001 Plan”) had a total of 11,315 shares outstanding as of October 31, 2017, comprised of 11,315 shares subject to outstanding and unvested restricted stock units.

The 2001 Plan provides that in the event of a “Change in Control” or a “Corporate Transaction,” each as defined in the 2001 Plan, each outstanding award shall, immediately prior to the effective date of the Change in Control or Corporate Transaction, automatically become fully vested, exercisable or payable, as applicable, for all of the shares of Common Stock at the time subject to such award and, as applicable, may be exercised for any or all of those shares as fully vested shares of Common Stock.

2002 Equity Participation Plan

The 2002 Equity Participation Plan of PriceSmart, Inc. (the “2002 Plan”) has a total of 128,072 shares outstanding as of October 31, 2017, comprised of options to purchase an aggregate of 4,000 shares of Common Stock at an exercise price of $67.20 per share and 124,072 shares subject to outstanding and unvested restricted stock awards and restricted stock units.

The 2002 Plan provides that in the event of a “Change in Control” or a “Corporate Transaction,” each as defined in the 2002 Plan, each outstanding award shall, immediately prior to the effective date of the Change in Control or Corporate Transaction, automatically become fully vested, exercisable or payable, as applicable, for all of the shares of Common Stock at the time subject to such award and, as applicable, may be exercised for any or all of those shares as fully vested shares of Common Stock.

2013 Equity Incentive Award Plan

The 2013 Equity Incentive Award Plan of PriceSmart, Inc. (the “2013 Plan”) provides that the Compensation Committee of the Board of Directors or a subcommittee thereof may grant or issue incentive stock options, non-qualified stock options, stock purchase rights, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof.

The 2013 Plan provides for awards covering up to (1) 600,000 shares of Common Stock plus (2) the number of shares that remained available for issuance under the 1998 Equity Participation Plan of PriceSmart, Inc., the 2001 Plan and the 2002 Plan (collectively, the “Prior Plans”) as of January 22, 2013. The number of shares reserved for issuance under the 2013 Plan increases during the term of the 2013 Plan by the number of shares relating to awards outstanding under the 2013 Plan or any of the Prior Plans that expire, or are forfeited, terminated, cancelled or repurchased, or are settled in cash in lieu of shares; however, in no event will more than an aggregate of 1,046,190 shares of our Common Stock be issued under the 2013 Plan. As of October 31, 2017, the 2013 Plan provided for the issuance of up to 906,803 shares (including shares originally authorized for

24	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2017 Proxy Statement

Executive and Director Compensation (continued)

issuance under the Prior Plans), with 274,906 shares subject to outstanding and unvested restricted stock awards and restricted stock units and 631,897 shares remaining available for future grants.

The 2013 Plan provides that in the event of a “Change in Control” or a “Corporate Transaction,” each as defined in the 2013 Plan, each outstanding award shall, immediately prior to the effective date of the Change in Control or Corporate Transaction, automatically become fully vested, exercisable or payable, as applicable, for all of the shares of Common Stock at the time subject to such award and, as applicable, may be exercised for any or all of those shares as fully vested shares of Common Stock.

The Retirement Plan of PriceSmart, Inc.

In 1998, the Company established a retirement plan. The retirement plan is designed to be a “qualified” plan under applicable provisions of the Internal Revenue Code of 1986, as amended, covering all employees, as defined in the retirement plan. Each year, participants may contribute up to 100% per pay period of their pre-tax annual compensation (as defined in the retirement plan) up to the maximum allowable by the Internal Revenue Code of 1986, as amended. Participants also may contribute amounts representing distributions from other qualified plans. Effective January 1, 2011, the Plan was amended to replace the Company match with a discretionary contribution of 4% of the employee’s eligible compensation up to the IRS maximum allowed to all employees regardless of their own salary deferrals. Effective January 1, 2016, the Company began providing up to a 2% matching contribution to non-officer employees who contribute at least 1% of their eligible pay. Although the Company has not expressed any intent to do so, the Company has the right under the retirement plan to discontinue its contributions at any time and to terminate the retirement plan, subject to the provisions of Employee Retirement Income Security Act of 1974, as amended. All participants in the retirement plan are immediately vested in their accounts and earnings thereon.

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Executive and Director Compensation (continued)

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards at August 31, 2017 with respect to the Named Executive Officers.

	Stock Awards

Name	Number of Shares of Stock That Have Not Vested (#)(1)		Market Value of Shares of Stock That Have Not Vested ($)(2)
Jose Luis Laparte
	13,334	(3)	$1,083,388
	61,863	(4)	5,026,369
John M. Heffner
	8,487	(5)	689,569
	7,056	(6)	573,300
William J. Naylon
	15,085	(7)	1,225,656
	18,090	(6)	1,469,813
Francisco Velasco
	6,639	(8)	539,419
Jesus Von Chong
	7,545	(7)	613,031
	6,384	(6)	518,700

(1)	Each award is subject to certain accelerated vesting upon a change in control, as described under “Equity Incentive Plans” above.
(2)	Computed by multiplying the closing market price of the Company’s Common Stock ($81.25) on August 31, 2017 by the number of unvested shares subject to such stock award.
(3)	Remaining shares vest on January 24, 2018; however, the compensation expense associated with this award is recorded over the five-year period following the date of grant which was April 9, 2013.
(4)	The remaining shares vest in one installment of 11,863 shares on August 29, 2018 and two installments of 25,000 on August 29, 2019 and 2020. The compensation expense associated with this award is recorded evenly over the five-year period following the date of grant, which was November 3, 2015.
(5)	Remaining shares vest in equal installments on January 24 of each year through January 24, 2020.
(6)	Remaining shares vest in equal installments on August 29 of each year through August 29, 2020.
(7)	Remaining shares vest in equal installments on January 24 of each year through January 24, 2022.
(8)	Remaining shares vest in equal installments on August 29 of each year through August 29, 2020.

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Executive and Director Compensation (continued)

Restricted Stock Vested

The following table sets forth certain information with respect to the vesting of shares of restricted stock during the fiscal year ended August 31, 2017 with respect to the Named Executive Officers.

	Stock Awards

Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(1)
Jose Luis Laparte	13,333	$1,105,972
	11,863	962,089
John M. Heffner	2,829	234,666
	2,352	190,747
William J. Naylon	6,030	489,033
	3,017	250,260
Francisco Velasco	2,213	179,474
Jesus Von Chong	1,509	125,172
	2,128	172,581
(1)	The value realized upon vesting of a stock award is calculated based on the number of shares vesting multiplied by the fair market value per share of the Common Stock on the vesting date.

Pension Benefits

Other than the Company’s retirement plan, which is described above, the Company does not have any plan that provides for payments or other benefits at, following, or in connection with, retirement for our Named Executive Officers.

Nonqualified Deferred Compensation

The Company does not have any plan that provides for deferred compensation.

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Executive and Director Compensation (continued)

Severance and Change in Control Payments

The following table summarizes the potential payments to each Named Executive Officer in two different potential scenarios: (1) a termination of the Named Executive Officer without cause, and (2) a change in control without a termination of employment. The table assumes that the termination of employment or change in control occurred on August 31, 2017, the last business day of our last completed fiscal year. For purposes of estimating the value of accelerated vesting of equity awards to be received in the event of a change in control, the Company has assumed a price per share of our Common Stock of $81.25, which represents the closing market price of our Common Stock as reported on the Nasdaq Global Select Market on August 31, 2017 (the last trading day of fiscal year 2017).

Name	Severance upon Termination without Cause ($)(1)		Acceleration of Options and Restricted Stock upon Change in Control ($)(2)
Jose Luis Laparte	$753,240		$6,109,756
John M. Heffner	443,456		1,262,869
William J. Naylon	536,815		2,695,469
Francisco Velasco	422,300		539,419
Jesus Von Chong	558,230	(3)	1,131,731
(1)	Under the Named Executive Officer’s employment agreement, in the event of his termination other than for cause, death or disability, he will be entitled to the continuation of his base salary for a period of one year, payable over such severance period in conformity with our normal payroll.
(2)	Under the terms of our equity incentive award plans, vesting of all equity awards will accelerate upon a change in control.
(3)	In addition to salary continuation for one year, Mr. Von Chong would be entitled to receive in the event of his termination other than for cause, death or disability, a “Fondo de Cesentía” severance award in the amount of $133,858 pursuant to Panama law.

Director Compensation

Each non-employee director receives an annual retainer for serving on the Board of Directors.

Effective February 3, 2015, the Board of Directors adopted the following cash compensation program for the non-employee directors. Under the program, each non-employee director receives an annual retainer of $36,000 per year for serving on the Board of Directors. Additionally, non-employee directors who serve on, but do not chair, committees receive an additional $5,000 per year per committee. Committee chairpersons receive additional annual retainers as follows: the chairperson of the Compensation Committee receives an additional annual retainer of $15,000, the chairperson of the Finance Committee receives an additional annual retainer of $19,000, the chairperson of the Nominating/Corporate Governance Committee receives an additional annual retainer of $10,000, and the chairperson of the Audit Committee receives an additional annual retainer of $45,000. These annual retainers are paid on a quarterly basis.

In addition, effective April 20, 2017, the Board of Directors adopted a policy of annual restricted stock unit awards tied to the year of service and rescinded a standing resolution pursuant to which a person who was initially elected or appointed to the Board of Directors, and who was a non-employee director at the time of such initial election or appointment, would be automatically granted such number of restricted stock units, with dividend equivalents thereon, equal to (1) $100,000 divided by (2) the 30-trading-day average of the Company’s stock price prior to the date of such election or appointment.

Effective April 20, 2017, the Board of Directors granted to each non-employee director an award of 583 restricted stock units under the 2013 Plan, with dividend equivalents thereon, which number of restricted stock units was equal to (1) $50,000 divided by (2) the 30-trading-day average of the Company’s stock price prior to the grants. The foregoing awards will vest in full on

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Executive and Director Compensation (continued)

January 31, 2018 or the date of the Company’s next annual meeting of stockholders, whichever is sooner, subject to the non-employee director’s continued service on the Board of Directors on such vesting date. The vesting of all restricted stock units accelerates automatically upon a change in control.

Directors also receive reimbursement for travel expenses incurred in connection with their duties as directors.

The following table sets forth a summary of the compensation we paid or was earned by our non-employee directors in the fiscal year ended August 31, 2017.

Name (2)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)(3)	All Other Compensation ($)(4)	Total ($)
Gonzalo Barrutieta	$41,000	$50,400	$1,114	$ 92,514
Sherry Bahrambeygui	66,000	50,400	1,114	117,514
Gordon Hanson.	41,000	50,400	1,114	92,514
Katherine L. Hensley(5)	—	8,057	485	8,542
Leon C. Janks	110,000	50,400	1,114	161,514
Mitchell G. Lynn	46,000	50,400	1,114	97,514
Gary Malino	48,500	50,400	1,531	100,431
Pierre Mignault	37,250	50,400	61,018	148,668
Robert Price(6)	—	—	—	—
Edgar Zurcher	36,000	50,400	1,114	87,514
(1)	Represents the aggregate grant date fair value of the restricted stock unit award granted to the director on August 20, 2017 calculated in accordance with ASC 718.
(2)	The aggregate number of restricted stock unit awards outstanding at the end of fiscal 2017 for each director was as follows: Sherry Bahrambeygui, 988; Gonzalo Barrutieta, 988; Gordon Hanson, 988; Katherine L. Hensley, none; Leon C. Janks, 988; Mitchell G. Lynn, 988; Gary Malino, 1,389; Pierre Mignault, 933 and Edgar Zurcher, 988.
(3)	The aggregate number of stock option awards outstanding at the end of fiscal 2017 for each director was as follows: Sherry Bahrambeygui, none; Gonzalo Barrutieta, 1,000; Gordon Hanson, none; Katherine L. Hensley, none; Leon C. Janks, 1,000; Mitchell G. Lynn, 1,000; Gary Malino, none; Pierre Mignault, none; and Edgar Zurcher, 1,000.
(4)	Represents the amount paid to the director pursuant to dividend equivalents on such director’s unvested restricted stock units plus, in the case of Mr. Mignault, the amount of consulting fees paid to Mr. Mignault as a sourcing agent.
(5)	Ms. Hensley’s term as a director ended at the 2017 Annual meeting. In October 2016, the Board determined to accelerate the vesting of a portion of the unvested restricted stock units held by Ms. Hensley such that 405 restricted stock units would vest on January 31, 2017 rather than May 1, 2017. The amount set forth next to Ms. Hensley’s name in the Stock Awards column represents the expense recognized by the Company as a result of this acceleration of vesting. The remaining restricted stock units were forfeited.
(6)	Effective May 1, 2012, Mr. Price declined further compensation for his services as a director.

Risk Assessment

Management assessed the Company’s compensation program for the purpose of reviewing and considering any risks presented by the Company’s compensation policies and practices that are likely to have a material adverse effect on the Company.

As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, annual short-term incentive compensation and long-term equity compensation. Management’s risk assessment included a review of the overall design of each primary element of our compensation program and an analysis of the various design

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Executive and Director Compensation (continued)

features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to the Company.

Management also noted that we have adopted stock ownership guidelines for our executives and non-employee directors. Management believes the adoption of such guidelines further aligns the interests of our Chief Executive Officer, our other executive officers and our Board of Directors with those of our stockholders. Management also noted that the adoption of the Company’s Compensation Recoupment Policy provides the Compensation Committee with broad discretion to recoup certain incentive awards made to the Company’s executive officers in instances of material violations of law or a written Company policy by an executive officer or by a subordinate employee if the executive failed to supervise the subordinate, if the misconduct caused significant financial or reputational harm to the Company.

Following the assessment, management determined that the Company’s compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on the Company and reported the results of the assessment to the Compensation Committee.

30	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2017 Proxy Statement

Equity Compensation Plan Information

The following table sets forth the number and weighted-average exercise price of securities to be issued upon exercise or vesting of outstanding options, restricted stock units, warrants and rights, and the number of securities remaining available for future issuance under all of our equity compensation plans, at August 31, 2017. For more information regarding the Company’s equity compensation plans, please see “Compensation Discussion and Analysis—Equity Incentive Plans” above.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders
Options	4,000	$67.20	—(1)
Restricted stock and RSUs	81,213		637,822
Equity compensation plans not approved by security holders	—	—	—

Total	85,213		637,822
(1)	Although the Company does not currently award options, the shares available for future issuance under the Company’s 2013 Equity Incentive Award Plan could be awarded as options, restricted stock, restricted stock units or other forms of equity incentive awards specified in the plan.

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Certain Transactions

Review and Approval of Related-Party Transactions

As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, review and approve related party transactions for which such approval is required under applicable law, including Securities and Exchange Commission and Nasdaq rules. In the course of its review and approval or ratification of a disclosable related-party transaction, the Audit Committee may consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the Audit Committee deems appropriate.

Related Party Transactions

Relationships with Edgar Zurcher: Edgar Zurcher is a director of the Company. Mr. Zurcher is a director of a company that owns 40% of Payless ShoeSource Holdings, Ltd., which rents retail space from the Company. The Company recorded approximately $1.5 million in rental income for this space during the year ended August 31, 2017. Additionally, Mr. Zurcher is a director of Molinos de Costa Rica S.A. The Company paid approximately $636,000 for products purchased from this entity during the year ended August 31, 2017. Also, Mr. Zurcher is a director of Roma Prince S.A. PriceSmart purchased products from this entity for approximately $1.1 million for the year ended August 31, 2017.

Relationship with Gonzalo Barrutieta: Gonzalo Barrutieta is a director of the Company. Mr. Barrutieta is also a member of the Board of Directors of Office Depot Mexico, S.A. de C.V., which operates OD Panama, S.A., which rents retail space from the Company. The Company recorded approximately $277,000 in rental income and common area maintenance charges for this space during the year ended August 31, 2017.

Relationships with Price Family Charitable Organizations: During the year ended August 31, 2016, the Company sold approximately $393,000 of supplies to Price Philanthropies Foundation. Robert Price, Chairman of the Company’s Board of Directors, is the Chairman of the Board and President of Price Philanthropies Foundation. Sherry S. Bahrambeygui, a director of the Company and Vice Chair of the Board, serves as Executive Vice President, Secretary and Vice Chairman of the Board of Price Philanthropies Foundation.

Relationships with Mitchell G. Lynn: Mr. Lynn is a director of the Company. Mr. Lynn is the founder, limited partner and a general partner of CRI 2000, LP, dba Combined Resources International, which designs, develops and manufactures consumer products for domestic and international wholesale distribution, primarily through warehouse clubs. The Company paid approximately $437,000 for products purchased from this entity during the year ended August 31, 2017.

32	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2017 Proxy Statement

Proposal 2   Approval of the Compensation of the Named Executive Officers

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the Company’s stockholders are entitled to vote at the Annual Meeting to provide advisory approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or our Board of Directors.

Although the vote is non-binding, our Compensation Committee and Board of Directors appreciate the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to achieve growth in stockholder value. We urge stockholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The Compensation Committee and the Board of Directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy.

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2017 Proxy Statement	33

Proposal 3   Frequency of Stockholder Vote on Executive Compensation

Under the Dodd-Frank Act, the Company’s stockholders are entitled to vote at the annual meeting regarding whether the stockholder vote to approve the compensation of the named executive officers as required by Section 14A (a)(2) of the Securities Exchange Act of 1934, as amended (and as described in Proposal 2 of this Proxy Statement), should occur every one, two or three years. Under the rules issued by the Securities and Exchange Commission, stockholders also have the option to abstain from voting on the matter. Pursuant to the Dodd-Frank Act, the stockholder vote on the frequency of the stockholder vote to approve executive compensation is an advisory vote only, and it is not binding on the Company or our Board of Directors. The Securities and Exchange Commission requires a vote on the frequency of the “say on pay” vote at least every six years. At the 2012 Annual Meeting of Stockholders, the Company’s stockholders voted to require a “say on pay” vote every three years, which was in accordance with the recommendation of the Board of Directors at that time; however, since 2012, we have received feedback from stockholders asking that we hold the “say on pay” vote each year, which the Board of Directors is now recommending.

Although the vote is non-binding, our Compensation Committee and Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when determining the frequency of the stockholder vote on executive compensation.

Our Board of Directors has determined that an advisory stockholder vote on executive compensation every year is the best approach for the Company and its stockholders for a number of reasons:

•	Although our executive compensation program is designed to promote a long-term connection between pay and performance, our public disclosures on executive compensation are made annually.

•	Our Board of Directors has considered that an advisory vote on named executive officer compensation annually will allow stockholders to provide more immediate feedback on the Company’s compensation philosophy, objectives and practices as disclosed in the Company’s annual proxy statement.

•	The market trend is that annual “say-on-pay” votes are held every year.

As discussed in our Compensation Discussion and Analysis section, our executive compensation program consists of a variety of objectives that include linking compensation to performance over time and aligning the interests of our executive officers and our long-term stockholders. Accordingly, an annual advisory vote is appropriate to judge the effectiveness of our compensation program on motivating performance of our executives and retaining them.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board’s recommendation. Although this advisory vote on the frequency of the “say on pay” vote is nonbinding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR EVERY YEAR regarding the frequency of the stockholder vote to approve the compensation of the named executive officers as required by Section 14A (a)(2) of the Securities Exchange Act of 1934, as amended. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy. Please note: stockholders are not voting to approve or disapprove our Board of Directors’ recommendation regarding this Proposal.

34	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2017 Proxy Statement

Proposal 4   Ratification of Selection of Independent Registered Public Accounting Firm

Subject to ratification by the shareholders at the Annual Meeting, the Board, upon recommendation of the Audit Committee, has selected Ernst & Young LLP (“EY”) to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending August 31, 2018. EY has issued its reports, included in the Company’s Form 10-K, on the audited consolidated financial statements of the Company and internal control over financial reporting for the fiscal year ended August 31, 2017. EY has served the Company as independent auditors since the Company’s spin-off from Price Enterprises, Inc. in 1997. Representatives of EY are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Stockholders are not required to ratify the appointment of EY as our independent registered public accounting firm. However, we are submitting the appointment of EY to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the appointment, the Board of Directors and the Audit Committee will reconsider whether or not to retain EY. Even if the appointment is ratified, the Board of Directors and the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Independent Registered Public Accounting Firm

The Audit Committee of the Company’s Board of Directors has selected EY to serve as the Company’s independent registered public accounting firm for the 2018 fiscal year, subject to the Company and EY agreeing on a mutually acceptable engagement letter. Representatives of EY are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit and non-audit fees. The aggregate fees billed to the Company by EY, the Company’s independent registered public accounting firm, for the indicated services for each of the last two fiscal years were as follows (in thousands):

	2017	2016
Audit Fees(1)	$2,601	$2,749
Audit-Related Fees(2)	0	0
Tax Fees(3)	30	55
All Other Fees(4)	5	5

Total	$2,637	$2,809
(1)	Audit Fees consist of fees for professional services performed by EY for the audit of the Company’s annual financial statements and review of quarterly financial statements.
(2)	Audit-Related Fees consist of fees for assurance and related services performed by EY that are reasonably related to the performance of the audit or review of the Company’s financial statements.
(3)	Tax Fees consist of fees for professional services performed by EY with respect to tax compliance, tax advice and tax planning.
(4)	For fiscal years 2017 and 2016, All Other Fees consist of license fees for a software tool provided by EY.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Our Audit Committee has established a policy that generally requires that all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. From the time that the pre-approval requirements

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2017 Proxy Statement	35

Proposal 4   Ratification of Selection of Independent Registered Public Accounting Firm (continued)

became effective, all permissible non-audit services provided by the Company’s independent registered public accounting firm have been pre-approved by the Company’s Audit Committee. Our Audit Committee has considered whether the provision of services under the heading “All Other Fees” is compatible with maintaining the accountants’ independence and determined that it is consistent with such independence.

The Board of Directors recommends a vote FOR the ratification of the selection of EY as our independent registered public accounting firm. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy.

36	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2017 Proxy Statement

General

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, directors, officers and beneficial owners of 10% or more of the Company’s Common Stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of the Common Stock. Based solely on our review of such forms received by the Company and the written representations of the reporting persons, the Company has determined that no reporting persons known to the Company were delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act, except that Laura Santana was two days late in filing a Form 3 to report her initial holdings, Frank Diaz was one day late in filing a Form 4 with respect to a single sale transaction and the following members of the Board of Directors were late in reporting on Form 4 one award each of restricted stock units: Sherry S. Bahrambeygui, Gonzalo Barrutieta, Gordon H. Hanson, Leon C. Janks, Mitchell G. Lynn, Gary Malino, Pierre Mignault and Edgar Zurcher.

Stockholder Proposals

In order to be included in our proxy statement and form of proxy relating to our Annual Meeting of Stockholders to be held in 2019, proposals of stockholders intended to be presented at that meeting must be received by us no later than August 16, 2018, which is 120 days prior to the first anniversary of the mailing date of this Proxy Statement. These proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals in order to be included in the proxy statement. Under our Second Amended and Restated Bylaws, a stockholder who wishes to make a proposal at the 2019 Annual Meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no earlier than September 26, 2018 and no later than October 26, 2018 unless the date of the 2019 annual meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2018 annual meeting. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the board of directors for the 2019 Annual Meeting may exercise discretionary voting power regarding any such proposal.

Annual Report

The Annual Report of the Company for the fiscal year ended August 31, 2017 will be mailed to stockholders of record on or about December 14, 2017. The Annual Report does not constitute, and should not be considered, a part of this Proxy solicitation material.

If any person who was a beneficial owner of Common Stock of the Company on the record date for the Annual Meeting of Stockholders desires additional information, a copy of the Company’s Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of the Company at such date. Requests should be directed to PriceSmart, Inc., 9740 Scranton Road, San Diego, California 92121, Attention: Secretary.

Householding of Proxy Materials

If you share an address with another stockholder, you may receive only one set of proxy materials unless you have provided contrary instructions. The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “house holding,” is designed to reduce duplicate mailings, save significant printing and postage costs, and conserve natural resources. Stockholders will receive only one copy of our proxy statement and annual report if they share an address with another stockholder, have been previously notified of house holding by their broker, bank or other intermediary, and have consented to house holding, either affirmatively or implicitly by not objecting to house holding. If you would like to opt out of this practice for future mailings, and receive separate annual reports and proxy statements for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate annual report or proxy

PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2017 Proxy Statement	37

General (continued)

statement without charge by sending a written request to PriceSmart, Inc., 9740 Scranton Road, San Diego, California 92121, Attention: Secretary or call Investor Relations at (858) 404-8800. We will promptly send additional copies of the annual report or proxy statement upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the annual report or proxy statement can request delivery of a single copy of the annual report or proxy statement by contacting their broker, bank or other intermediary, sending a written request to the Company at the address above or calling Investor Relations at the telephone number above.

Other Matters

The Board of Directors does not know of any matter to be presented at the Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN

THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors

Francisco J. Velasco Secretary

Dated: December 14, 2017

38	PriceSmart, Inc. Notice of Annual Meeting of Shareowners and 2017 Proxy Statement

PRICESMART, INC 9740 SCRANTON ROAD SAN DIEGO, CA 92121-1745

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐

1.	Election of Directors
Nominees

01	Sherry S. Bahrambeygui	02	Gonzalo Barrutieta	03	Gordon H. Hanson	04	Beatriz V. Infante	05	Leon C. Janks
06	Jose Luis Laparte	07	Mitchell G. Lynn	08	Gary Malino	09	Pierre Mignault	10	Robert E. Price
11	Edgar Zurcher

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain
2.	To approve, by non-binding vote, executive compensation.		☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain
3.	To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain
4.	Ratification of Ernst & Young LLP as Independent Accountants.		☐	☐	☐
NOTE: The proxies of the undersigned may vote according to their discretion on any other matter that may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement & Annual Report are available at www.proxyvote.com

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PRICESMART, INC

Annual Meeting of Stockholders

January 24, 2018 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned stockholder of PriceSmart, Inc., a Delaware corporation (the “Company”), hereby appoints Francisco Velasco and John M. Heffner, and each of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held on Wednesday, January 24, 2018 at 10 a.m. Pacific Time, and any adjournment or postponement thereof, to cast, on behalf of the undersigned, all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and revokes any proxy heretofore given with respect to such meeting.

This Proxy is solicited on behalf of the Board of Directors of the Company. The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” the nominees for directors listed in Proposal 1, “FOR” Proposal 2, “FOR” 1 YEAR in Proposal 3 and “FOR” Proposal 4.

Continued and to be signed on reverse side